STRUCtured Investments Opportunities in International Equities

Free Writing Prospectus

Registration Statement No. 333-277211

March 14, 2025

Filed Pursuant to Rule 433

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

PLUS Based on the Level of the TOPIX® Index due July 6, 2026 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
This document provides a summary of the terms of the PLUS. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	July 6, 2026
Underlying index:	The TOPIX® Index (Bloomberg symbol: TPX) For more information about the underlying index, including historical performance information, see the accompanying free writing prospectus.
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪   If the final level is greater than the initial level:
$1,000 + the leveraged upside payment, subject to the maximum payment at maturity

▪   If the final level is less than the initial level:
$1,000 × the index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will result in a loss of up to 100% of your investment. All payments on the PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	300%
Index percent increase:	(final level – initial level) / initial level
Initial level:	The official closing level of the underlying index on the pricing date
Final level:	The official closing level of the underlying index on the valuation date
Valuation date*:	June 30, 2026
Index performance factor:	final level / initial level
Maximum payment at maturity:	At least $1,245.50 per PLUS (at least 124.55% of the stated principal amount). The actual maximum payment at maturity will be determined on the trade date.
Principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date*:	On or about March 31, 2025
Trade date*:	On or about March 31, 2025
Original issue date*:	On or about April 3, 2025 (3 business days after the trade date)
Estimated initial value:	The estimated initial value of the PLUS on the trade date is expected to be between $920.00 and $970.00 per PLUS, which will be less than the price to public. The market value of the PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” in the accompanying free writing prospectus.
CUSIP:	40447CAN0
ISIN:	US40447CAN02
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC.
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465925023543/tm258081d80_fwp.htm

*The pricing date, trade date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the PLUS.

Change in the Underlying Index	Return on Plus*
+50.00%	$1,245.50
+40.00%	$1,245.50
+30.00%	$1,245.50
+20.00%	$1,245.50
+10.00%	$1,245.50
+8.14%	$1,245.50
+5.00%	$1,150.00
0.00%	$1,000.00
-10.00%	$900.00
-20.00%	$800.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

* Assumes a maximum payment at maturity of $1,245.50 per PLUS.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the PLUS, including a more complete description of the risks relating to the PLUS. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the PLUS

• PLUS do not pay interest.
• The appreciation potential of the PLUS is limited by the maximum payment at maturity.
• The amount payable on the PLUS is not linked to the level of the underlying index at any time other than the valuation date.
Risks Relating to the Underlying Index

•     Investing in the PLUS is not equivalent to investing in the stocks included in the underlying index.

•     Risks associated with non-U.S. companies.

•     The PLUS will not be adjusted for changes in exchange rates.

•     Adjustments to the underlying index could adversely affect the value of the PLUS.

General Risk Factors
• Credit risk of the issuer.
• The estimated initial value of the PLUS, which will be determined by us on the trade date, is expected to be less than the price to public and may differ from the market value of the PLUS in the secondary market, if any.
• The price of your PLUS in the secondary market, if any, immediately after the trade date is expected to be less than the price to public.
• If HSBC Securities (USA) Inc. were to repurchase your PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the PLUS.
• The calculation agent, which is the issuer or one of its affiliates, will make determinations with respect to the PLUS.
• Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS.
• The PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.
• The market price of the PLUS will be influenced by many unpredictable factors.
• The PLUS will not be listed on any securities exchange or automated trading system and secondary trading may be limited.
• The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the PLUS—Tax considerations” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the PLUS, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at  https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.